Exhibit 10.24

August 21, 2020

JASON BLAISURE

CONFIDENTIAL

Dear Jason,

In assuming your new position as Chief Supply Chain Officer, I am very pleased to provide this formal confirmation of the adjustment to your annual base salary to $450,000 effective August 9, 2020.

Effective with the 2020 fiscal year, your bonus potential will remain same at 50% of your salary, pro-rated based on the effective date of your revised salary, and payable in accordance with Chobani’s standard payroll practice, less applicable taxes, deductions and withholdings.

I look forward to being in-touch in September regarding your additional participation in the Chobani Rewards and Long-Term Incentive programs, following approval by Hamdi and the Chobani Board.

Jason, thank you for your outstanding and tireless commitments to the Chobani business, our people, culture, team and values.

Sincerely,

/s/ Grace C. Zuncic

Chief People and Culture
Officer Chobani LLC